Exhibit 99.2

Confidential

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this “Agreement”), dated as of the 12th day of August, 2020 (the “Effective Date”), is made by and among Huttig Building Products, Inc., a Delaware corporation (the “Company”), and each of the entities and natural persons listed on Exhibit A attached hereto and their respective Affiliates (collectively, the “Stockholder Parties”). Each of the Company and each of the Stockholder Parties is a “Party” and collectively they are the “Parties.”

RECITALS

WHEREAS, the Stockholder Parties have inadvertently become a beneficial owner of more than 4.99% and considered an Acquiring Person unless they promptly divest their shares to 4.99% or below or are deemed to be an “Exempt Person” by the Board of Directors of the Company (the “Board”);

WHEREAS, the Stockholder Parties currently beneficially own in the aggregate 2,133,291 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, which represents approximately 7.9% of the Common Stock issued and outstanding as reported by the Company;

WHEREAS, the Stockholder Parties have requested an exemption under the terms of the Rights Agreement;

WHEREAS, at the request of the Stockholder Parties, the Board has deemed the Stockholder Parties to be an “Exempt Person” under the Rights Agreement, dated as of May 18, 2016 (as amended, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company, so long as the Stockholder Parties (i) hold at least 4.99% of the outstanding Common Stock , (ii) do not purchase any additional outstanding Common Stock while an Exempt Person (i.e., the Stockholder Parties may sell down below their current position but cannot purchase any additional shares while maintaining Exempt Person status), and (ii) continue to file beneficial ownership reports under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), subject to the Board’s right to subsequently make a contrary determination as to the Stockholder Parties’ status as an Acquiring Person (as defined in the Rights Agreement) as permitted by the Rights Agreement; and

WHEREAS, in connection with the Board’s determination, the Company and the Stockholder Parties have determined to come to an agreement with respect to certain matters related to the Stockholder Parties’ ownership of Common Stock and certain other matters, in each case as provided in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Standstill.

(a)As used in this Agreement:

(i)the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement;

(ii)the terms “beneficial owner,” “beneficially owns” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 under the Exchange Act;

(iii)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(iv)the term “SEC” shall mean the U.S. Securities and Exchange Commission; and

(v)the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary thereof.

(b)Each Stockholder Party agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions or advise recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take any of the following actions:

(i)submit any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act, or otherwise, or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(ii)engage, directly or indirectly, in any “solicitation” (as defined in Rule 14a-1 of Regulation 14A under the Exchange Act) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(iii)seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(iv)make a request for a list of the Company’s stockholders or for any books and records of the Company;

(v)form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company (other than a “group” that consists solely of all or some of the Stockholder Parties or any of their respective Affiliates or Associates);

2

(vi)deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement, other than any such voting trust, arrangement or agreement solely among the Stockholder Parties and otherwise in accordance with this Agreement;

(vii)vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(viii)seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board or the committees of the Board;

(ix)acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(x)other than with the express written request of the Board, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change to the Company’s organization documents, change in capital structure, recapitalization, dividend or distribution or change in dividend or distribution policy, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(xi)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement or request that the Company or any of its representatives, directly or indirectly, amend or waive any provision of this Section 1;

(xii)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(xiii)take any action challenging the validity or enforceability of any provisions of this Section 1; or

(xiv)enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

3

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Stockholder Parties from: (A) communicating privately with the Board or the Chief Executive Officer of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 1 or Section 5, or (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Stockholder Parties or any of their respective Affiliates or Associates, provided that a breach of this Agreement by a Stockholder Party is not the cause of the applicable requirement.

Each of the Stockholder Parties agrees that it will cause each of its Affiliates and Associates to comply with such Stockholder Party’s obligations under this Agreement and shall be responsible for the failure of any Affiliate or Associate to do so.

2.Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Parties that (a) the Company has the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid, binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors or by general equity principles (collectively, “Enforceability Exceptions”), and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

3.Representations and Warranties of the Stockholder Parties. Each Stockholder Party represents and warrants to the Company that (a) its applicable authorized signatory named on the signature page of this Agreement has the power and authority to execute and deliver this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder Party, constitutes the valid, binding obligation of, and is enforceable against, such Stockholder Party in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions, (c) the execution of this Agreement, the consummation of any of the transactions contemplated by the Agreement and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with or result in a breach or violation of the organizational documents of such Stockholder Party as in effect on the Effective Date, (d) the execution, delivery and performance of this Agreement by such Stockholder Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Stockholder Party or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Stockholder Party is a party or by which such Stockholder Party is bound, (e) as of the Effective Date, the Stockholder Parties beneficially own in the aggregate 2,133,291 shares of Common Stock, and (f) no Stockholder Party has, or has any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into, exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, in each case (i) whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event, (ii) whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 under the Exchange Act), (iii) whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and (iv) without regard to any short position under any such contract or arrangement).

4

4.Press Releases/Schedule 13D/G Filings. Except for the filing of (or an amendment to) the Stockholder Parties’ Statement on Schedule 13D or Schedule 13G, by the Stockholder Parties’ no Party will issue any press release or other public announcement without the prior written consent of the other Parties hereto, except as required by any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange. Prior to the filing of any such Schedule 13D or Schedule 13G, the Stockholder Parties will provide the Company with a draft thereof and a reasonable opportunity to comment thereon and which such filing shall be in form and substance acceptable to the Company and its legal counsel in their respective reasonable judgments.

5.Non-Disparagement.

(a)Each Stockholder Party hereby covenants and agrees, during the Standstill Period, not to make, or cause to be made, any statement or announcement that relates to or constitutes an ad hominem attack on, or relates to or otherwise disparages, the Company or its officers, directors or employees, or any person who serves as an officer, director or employee of the Company on or following the date of this Agreement, (i) in any document or report filed with or furnished to the Securities and Exchange Commission or any other governmental agency, (ii) in any press release, other publicly available format or website or social media posting, (iii) to any analyst, journalist or member of the media (including without limitation, in a television, radio, newspaper, magazine or internet interview) or (iv) in any other public forum (other than pursuant to compelled testimony, whether by legal process, subpoena or similar means).

(b)The Company hereby covenants and agrees, during the Standstill Period, not to make, or cause to be made, and that its directors shall not make, any statement or announcement that relates to or constitutes an ad hominem attack on, or relates to or otherwise disparages, any Stockholder Party or their respective officers, directors or employees, or any person who serves as an officer, director or employee of any Stockholder Party on or following the date of this Agreement, (i) in any document or report filed with or furnished to the Securities and Exchange Commission or any other governmental agency, (ii) in any press release, other publicly available format or website or social media posting, (iii) to any analyst, journalist or member of the media (including without limitation, in a television, radio, newspaper, magazine or internet interview) or (iv) in any other public forum (other than pursuant to compelled testimony, whether by legal process, subpoena or similar means).

6.Expenses. Each Party shall be responsible for its fees and expenses (including legal expenses) paid or payable to third parties as of the Effective Date in connection with the negotiation and execution of this Agreement.

7.Specific Performance; Remedies. Each Stockholder Party, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other Party would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). The Parties accordingly agree that each Stockholder Party, on the one hand, and the Company, on the other hand (as applicable, “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement without the obligation to post a bond, and the other Party will not take action, directly or indirectly, in opposition to such relief sought by the Moving Party on the ground that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement. FURTHERMORE, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY.

5

8.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and will in no way be affected, impaired or invalidated. The Parties hereby stipulate and declare it to be their intention that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any such term, provision, covenant or restriction that may after the Effective Date be declared invalid, void or unenforceable. In addition, the Parties agree to use their respective best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

9.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile or e-mail (if such transmission is transmitted to the facsimile number set forth below or the e-mail address set forth below and appropriate confirmation is received); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the receiving Party. The addresses, facsimile numbers and e-mail addresses for such communications will be:

If to the Company:

Huttig Building Products, Inc.
Attn: Chief Financial Officer 555 Maryville University Dr., Suite 200
St. Louis, Missouri 63141
Telephone: (314) 216-2600
E-mail: pkeipp@huttig.com

with a copy (which will not constitute notice) to:

Thompson Coburn LLP
One US Bank Plaza
St. Louis, MO 63101
Attention: Michele C. Kloeppel
Telephone: (314) 552-6170
Facsimile: (314) 552-7000
E-mail: mkloeppel@thompsoncoburn.com

If to any Stockholder Party:

Aron English President, 22NW, LP 1455 NW Leary Way, Ste. 400 Seattle, WA 98107
Telephone: 206-227-3078
E-mail: english@englishcap.com

6

10.Applicable Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party or its successors or assigns, will be brought and determined exclusively in the state courts located in St. Louis County, Missouri and any state appellate court therefrom within the State of Missouri, or the United States District Court for the Eastern District of Missouri. Each of the Parties hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or its subject matter may not be enforced in or by such courts.

11.Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original and which collectively are a single instrument, effective when counterparts have been signed by each Party and delivered to the other Party (including by means of electronic delivery or facsimile).

12.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Stockholder Parties, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of a Stockholder Party to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of that or any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their successors, heirs, executors, legal representatives and permitted assigns. No Party will assign this Agreement or any rights or obligations under this Agreement without the advance written consent of the other Party. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

13.Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[The balance of this page has been left blank intentionally.]

7

IN WITNESS WHEREOF, this Standstill Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the day and year first above written.

COMPANY:

By:
Name:
Title:

STOCKHOLDER PARTIES:

22NW, LP

By:
Name:
Title:

Signature Page to the Standstill Agreement